Free Writing Prospectus
Registration Statement No. 333-131266
Dated April 1, 2008
Filed Pursuant to Rule 433

Market Vectors Currency ETNs  Click for Prospectus
A New Trade Route to World Currencies  Click for Prospectus
te to World Currencies
Indian Rupee/USD ETN (INR)  Click for Prospectus
Chinese Renminbi/USD ETN (CNY)  Click for Prospectus

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Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by clicking here or EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.

Van Eck Global
SINCE 1955

Market Vectors Currency ETNs



EXCHANGE TRADED NOTES
How can you use Market Vectors ETNs as part of your investment program?

Currency ETNs

Chinese Renminbi/USD ETN
Indian Rupee/USD ETN

For individual investors and financial professionals alike, Market Vectors Currency ETNs provide an innovative, convenient way to trade, hedge or invest in dynamic world currency markets.

Frequently Asked Questions

- What are Market Vectors Currency ETNs?
- What are the advantages of exchange-traded notes?
- How do ETNs generate returns?
- Who is the issuer?
- How can you buy and sell Market Vectors ETNs?
- What are the risks of investing in ETNs?

Features and Benefits

Easy Access

provides exposure to difficult-to-access currency markets in the form of a single securities transaction

Major World Currencies

participate in the currencies of some of the world's largest and most important countries

Indices Seek to Track the Currency

achieved by currency forward contract plus short term deposits

[1]The Investor Fee is equal to 0.55% times the principal amount of your ETNs, times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by an amount equal to the 0.55% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not an index business day, the Index Factor on the immediately preceding an index business day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

[2]Investors must make a request to redeem at least 50,000 units of the ETNs directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.

The ETNs are not rated. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook (S&P also placed Morgan Stanley's rating on Credit Watch with negative implications on December 19, 2007).

The Market Vectors Currency ETNs are senior unsecured debt obligations of Morgan Stanley that do not pay interest or guarantee the return of principal.

The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your Market Vectors Currency ETNs at maturity or upon our earlier repurchase.
In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors
Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading;
changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan
Stanley's creditworthiness.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the original issue price at any time over the term of the ETNs.

"Standard & Poor's(R)," "S&P(R)," "S&P Chinese Renminbi Total Return Index" and
"S&P Indian Rupee Total Return Index" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by Morgan Stanley. The Market
Vectors Currency ETNs are not sponsored, endorsed, sold or promoted by The
McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Market Vectors
Currency ETNs.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.

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